                                                          EXHIBIT 12(a)(1)(xxi)

               CHECKLIST FOR PARTICIPATION IN THE EXCHANGE OFFER

   (1) Check Contents of Package: Before proceeding, please ensure that this package contains the following materials:

  . Letter from John F. Smith, Jr., Chairman of the Board of Directors and
    Chief Executive Officer of GM.

  . Letter of Transmittal (printed on white paper) pre-printed with your account number and address.

  . Instructions to the Letter of Transmittal (printed on blue paper).

  . Return envelope addressed to ABN AMRO Bank N.V.

  . Guidelines for Certification of Taxpayer Identification Number on
    Substitute Form W-9 (printed on white paper).

  . Notice of Guaranteed Delivery (printed on yellow paper).

  . Offering Circular-Prospectus dated April 24, 2000.

   (2) Review Materials Carefully Before Deciding to Participate: Please review all enclosed materials carefully before deciding to participate in the Exchange Offer. If your shares of $1 2/3 par value common stock are registered in your name and you decide to participate, you must continue with instructions #3 and #4 below. If your shares of $1 2/3 par value common stock are held for you by a broker, dealer, bank, trust company or employee benefit plan sponsored by GM and you decide to participate, you must contact such person and instruct them to tender your shares of $1 2/3 par value common stock on your behalf. (If you have so instructed or plan to instruct such person, you do not need to proceed with instructions #3 and #4 below).

   (3) Complete the Letter of Transmittal: You must do the following to complete the Letter of Transmittal:

  . Read the Instructions to the Letter of Transmittal.

  . Complete Box O 6  or O 7 , as applicable, on the Letter of Transmittal.

  . Sign and date the Letter of Transmittal.

  . Correct the Tax Identification Number, if necessary, using the space provided at O 5 on the Letter of Transmittal and, if applicable, complete, sign and date Box B on the Letter of Transmittal.

  . Some portions of the Letter of Transmittal should only be completed if applicable:

    . If your stock certificates have been lost, destroyed, mutilated or stolen, you should complete Box O 8 and Box A of the Letter of Transmittal and include a check for the applicable surety bond amount.

    . If you are tendering shares of $1 2/3 par value common stock and you are not the registered holder of those shares (and are not tendering those shares for the account of an Eligible Institution), Box C on the Letter of Transmittal must be completed.

    . If you cannot deliver your certificate(s) to the Exchange Agent before the Expiration Date, a broker must guarantee delivery of your shares of $1 2/3 par value common stock and you should complete Box D of the Letter of Transmittal. The broker must submit the separate document entitled "Notice of Guaranteed Delivery."

    . If your tender has been solicited by a broker, the name of the firm and your brokerage account number should be identified in Box E of the Letter of Transmittal.

   (4) Special Issuance or Delivery Instructions: If you would like to designate special issuance or delivery instructions for the shares of Class H common stock, shares of $1 2/3 par value common stock not tendered or not accepted by GM in the Exchange Offer or cash you may receive instead of fractional shares of Class H common stock, please mark Box O 9 of the Letter of Transmittal, complete the appropriate sections of pages 12 through 14 of the Instructions to the Letter of Transmittal and return those completed sections with your Letter of Transmittal in the envelope provided.

   (5) Mail $1 2/3 Par Value Common Stock Certificates, Signed Letter of Transmittal and any Other Documents Required by the Letter of Transmittal to the Exchange Agent: Send the Letter of Transmittal together with your certificate(s) representing $1 2/3 par value common stock to ABN AMRO Bank N.V. at the addresses shown on the Letter of Transmittal. Use of registered mail, return receipt requested, is recommended.

   If you have any questions, have not received the Letter of Transmittal or other documents pertaining to the Exchange Offer, or need other assistance in completing the Letter of Transmittal, please contact the Information Agent:
Morrow & Co. Inc., 445 Park Avenue, 5th Floor, New York, New York 10022,
(877) 816-5329 (toll-free) for calls in the United States or (212) 754-8000 (collect) for calls outside the United States.